Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

NOVARTIS CORPORATION

ZODNAS ACQUISITION CORP.

an indirect, wholly owned subsidiary of Novartis Corporation

EON LABS, INC.

and for purposes of Section 10.12 only, NOVARTIS AG

Dated as of February 20, 2005

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

ARTICLE I The Offer
1.1	The Offer
1.2	Company Actions
1.3	Directors

ARTICLE II The Merger
2.1	The Merger
2.2	Effective Time
2.3	Certificate of Incorporation
2.4	By-Laws
2.5	Directors
2.6	Officers

ARTICLE III Effect of the Merger on Capital Stock; Exchange of Certificates
3.1	Effect on Capital Stock
3.2	Exchange of Share Certificates
3.3	Dissenters’ Rights
3.4	Stockholders’ Meeting
3.5	Merger Without Meeting of Stockholders

ARTICLE IV The Closing
4.1	Closing

ARTICLE V Representations and Warranties
5.1	Representations and Warranties of the Company
5.2	Representations and Warranties of Novartis and Merger Sub

ARTICLE VI Conduct of Business Pending the Merger
6.1	Covenants of the Company

ARTICLE VII Additional Agreements
7.1	Access
7.2	No Solicitation
7.3	Other Actions; Notification
7.4	Publicity
7.5	Expenses
7.6	Anti-Takeover Statute
7.7	Novartis Vote
7.8	Section 16 Matters
7.9	Indemnification; Directors’ and Officers’ Insurance

ARTICLE VIII Conditions

i

8.1	Conditions to Each Party’s Obligation to Effect the Merger

ARTICLE IX Termination
9.1	Termination by Mutual Consent
9.2	Termination Upon Termination of the Santo Agreement
9.3	Termination Upon Expiration of Offer Without Requisite Tender Amount
9.4	Effect of Termination and Abandonment

ARTICLE X Miscellaneous and General
10.1	Survival
10.2	Modification or Amendment
10.3	Waiver of Conditions
10.4	Counterparts
10.5	Governing Law and Venue
10.6	Notices
10.7	Entire Agreement; No Other Representations
10.8	No Third-Party Beneficiaries
10.9	Severability
10.10	Interpretation
10.11	Assignment
10.12	Parent Guarantee

INDEX OF DEFINED TERMS

Defined Term	Section

Acceptance Date	1.1(b)
Affiliate	5.1(a)
Agreement	Preamble
Anti-Takeover Statute	7.6
Business Day	1.1(a)
By-Laws	2.4
Certificate	3.1(c)
Certificate of Incorporation	2.3
Certificate of Merger	2.2
Closing	4.1
Closing Date	4.1
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Schedule	5.1
Company Material Adverse Effect	5.1(a)
Company Option	3.1(d)
Company Outstanding Shares	3.2(a)
Company Report	5.1(e)(i)
D&O Insurance	7.10(ii)
DGCL	1.2(a)
Dissenting Shares	3.3(a)
Effective Time	2.2
Exchange Act	1.1(a)
Exchange Fund	3.2(a)
Expiration Date	1.1(b)
Governmental Entity	1.1(a)
Indemnified Person	7.9(b)
Law	1.1(b)
Maximum Annual Premium	7.9(b)
Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Preamble
Merrill Lynch	1.2(a)
Novartis	Preamble
Novartis Disclosure Schedule	5.2
Offer	Recitals
Offer Documents	1.1(a)
Offer Price	Recitals
Option Cash Payment	3.1(d)
Organizational Documents	5.1(a)

Defined Term	Section

Paying Agent	3.2(a)
Person	3.2(b)
Preferred Stock	5.1(b)
Proxy Statement	3.4(a)(ii)
Public Shares	Recitals
Representatives	7.1
Requisite Tender Amount	8.1(a)
Santo	Recitals
Santo Agreement	Recitals
Santo Purchaser	Recitals
Santo Shares	Recitals
Schedule 14D-9	1.2(a)
SEC	1.1(a)
Securities Act	5.1(e)(i)
Significant Amount	5.2(f)
Special Committee	Recitals
Special Meeting	3.4(a)(i)
Subsidiary	3.1(b)
Surviving Corporation	2.1
Tender Offer Conditions	1.1(a)
U.S. GAAP	5.1(e)(i)
Year End	5.1(g)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of this 20th day of February 2005, by and among Novartis Corporation, a New York corporation (“Novartis”), Zodnas Acquisition Corp., an indirect, wholly owned Subsidiary of Novartis (“Merger Sub”), Eon Labs, Inc., a Delaware corporation (the “Company”) and, for purposes of Section 10.12 only,  Novartis AG, a Swiss Company (“Parent”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Boards of Directors of Parent, Novartis and Merger Sub, have each unanimously approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, contemporaneously with the execution of this Agreement, Novartis is entering into an Agreement for Purchase and Sale of Stock (the “Santo Agreement”) by and among Novartis, Santo Holding (Deutschland) GmbH (“Santo”), and Novartis AG whereby Novartis is agreeing to purchase, and Santo is agreeing to sell, all of the 60,000,000 (sixty million) shares of common stock, par value $0.01 per share of the Company (“Company Common Stock”) owned by Santo (the “Santo Shares”, such transaction, the “Santo Purchase”), representing approximately 67.5% of the total amount of outstanding shares of Company Common Stock, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to this Agreement, Novartis and Merger Sub have agreed that (i) Merger Sub will commence a tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock other than the Santo Shares (the “Public Shares”), at a price per share of U.S. $31.00 (thirty one U.S. dollars) net to the seller in cash (the “Offer Price”) upon the terms and subject to the conditions set forth in this Agreement and (ii) if Merger Sub acquires the Requisite Tender Amount (as defined below) pursuant to the Offer, Merger Sub will merge with and into the Company, with the Company being the surviving corporation, on the terms and subject to the conditions set forth in this Agreement (the merger of Merger Sub into the Company being referred to in this Agreement as the “Merger”);

WHEREAS, the Board of Directors of the Company and a special committee of the Board of Directors of the Company consisting of independent directors not affiliated with Santo (the “Special Committee”) (i) have approved the Offer, (ii) have determined that the Offer, the Merger (as defined herein) and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders other than Santo, (iii) have approved this Agreement and the transactions contemplated hereby and (iv) are recommending that the Company’s stockholders other than Santo accept the Offer, tender their shares of Company Common Stock to Merger Sub in the Offer and adopt this Agreement;

WHEREAS, Novartis, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe certain conditions to the Offer and the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE OFFER

1.1           The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Article IX hereof, within 10 (ten) Business Days following the date hereof (or such later date as the parties may mutually agree), Merger Sub will commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) an offer to purchase any and all outstanding Public Shares at the Offer Price, shall file a Schedule TO and all other necessary documents with the Securities and Exchange Commission (the “SEC”) and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, in each case in connection with the Offer (such documents filed with the SEC and such other deliveries, mailings and notices, the “Offer Documents”) and shall use reasonable best efforts to consummate the Offer, subject to the terms and conditions thereof.  Novartis will cause Merger Sub to accept for payment or pay for any Public Shares tendered pursuant to the Offer, subject only to (1) the contemporaneous (or immediately subsequent) purchase of the Santo Shares pursuant to the Santo Agreement and (2) all of the requirements of Law for consummating the Offer (the “Tender Offer Conditions”).  “Law” shall mean any applicable United States or foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Governmental Entity.  “Governmental Entity” shall mean any United States or foreign federal, state or local governmental or regulatory authority, agency, commission, body or other governmental entity.  “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

(b)           Without the prior written consent of the Company by action of the Special Committee, Merger Sub shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Public Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Public Shares, except as provided in this Agreement.  The Offer shall remain open until the date that is 20 (twenty) business days (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Expiration Date”), unless Novartis shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the two succeeding sentences or as may be required by applicable Law, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that Novartis may provide for a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act (including the obligation that Merger Sub accept and promptly pay for any Public Shares tendered during such subsequent offering period).  If, at any Expiration Date, any of the Tender

Offer Conditions are not satisfied or waived by Merger Sub, Merger Sub shall extend the Offer from time to time, each such extension not to exceed such number of days that Merger Sub reasonably believes are necessary to cause the Tender Offer Conditions to be satisfied (but in any event not more than 30 Business Days per extension unless the parties shall otherwise mutually agree), provided, that at an Expiration Date, if all of the Tender Offer Conditions have been satisfied or waived, Merger Sub may extend the Offer for a period of time not to exceed 10 (ten) Business Days on one occasion in order to obtain the Requisite Tender Amount (as defined below) of tendered shares (if at least 40% of the Public Shares have been tendered and not withdrawn at that Expiration Date) and on one occasion in order to satisfy the requirements necessary to effect a subsequent merger without a meeting of stockholders as contemplated by Section 3.5 (if the number of Public Shares tendered and not withdrawn at that Expiration Date together with other Company Common Stock owned by Merger Sub and Novartis or to be acquired under the Santo Agreement would constitute at least 80% of the Company Common Stock).  Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any Expiration Date, Novartis will cause Merger Sub to accept for payment and pay for any and all Public Shares validly tendered and not validly withdrawn pursuant to the Offer at the earliest time after such Expiration Date, regardless of the number of Public Shares tendered in the Offer (such date as Merger Sub shall be obligated to accept for payment any and all Public Shares validly tendered and not validly withdrawn pursuant to the Offer, the “Acceptance Date”).  On the Acceptance Date, the Confidentiality Agreement, dated as of February 11, 2005, by and between Novartis and the Company (the “Confidentiality Agreement”) shall be amended such that the fifth paragraph thereof shall permit Novartis and Merger Sub to make acquisitions of Public Shares that are voluntary to the holders of Public Shares (such as by means of legally permissible open market purchases or tender offers), but shall not permit Novartis to cause a merger transaction (or other business combination) to be effected which would cancel Public Shares unless (i) a majority of the outstanding Public Shares vote in favor of such a transaction or (ii) Novartis and its Subsidiaries shall, at that time, own at least 90% of the outstanding Company Common Stock; provided, that the consideration to be received by the holders of Public Shares in any such transaction described in (ii) above shall be at least equal to the Offer Price per Public Share.

(c)           Novartis and Merger Sub represent that the Offer Documents will comply in all material respects with the provisions of applicable federal and state securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by either Novartis or Merger Sub with respect to information supplied by the Company in writing for inclusion in the Offer Documents.  Each of Novartis and Merger Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents in advance of their filing with the SEC or dissemination to stockholders of the Company.  Novartis shall provide to the Company and its counsel in writing any comments Novartis, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

1.2           Company Actions.

(a)           The Company shall, after affording Novartis a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of Company Common Stock, as promptly as practicable on the date of the filing by Novartis and Merger Sub of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting the recommendation of the Company’s Board of Directors and the Special Committee that holders of Public Shares tender their shares of Company Common Stock into the Offer, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act.  The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company’s Board of Directors and the Special Committee, at a meeting duly called at which a quorum was present throughout, have (i) determined by unanimous vote of all its members that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders other than Santo, (ii) approved the Santo Purchase, the Offer and the Merger and this Agreement in accordance with the Delaware General Corporation Law (“DGCL”), (iii) recommended acceptance and approval of the Offer and adoption of this Agreement by the Company’s stockholders, and (iv) taken all other action within the Board of Directors’ and the Special Committee’s power to render Section 203 of the DGCL, if applicable, inapplicable to the Santo Purchase, the Offer and the Merger, provided, however, that Novartis and Merger Sub agree that such recommendations may be modified or withdrawn after the date hereof if, but only if, after consultation with its outside counsel, the Special Committee determines that doing so is required in the proper exercise of its fiduciary duties.  The Company further represents that, prior to the execution hereof, Merrill Lynch & Co. (“Merrill Lynch”) has delivered to the Special Committee its written opinion that, as of the date of this Agreement, the consideration to be received by the holders of Public Shares pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.  The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Special Committee described in this Section 1.2(a).

(b)           The Company represents that the Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal and state securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Novartis or Merger Sub in writing for inclusion in the Schedule 14D-9.  Each of the Company, on the one hand, and Novartis and Merger Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

The Company shall provide to Novartis and its counsel in writing any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

(c)           In connection with the Offer, the Company will promptly furnish Merger Sub with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Company Common Stock as of the most recent practicable date and shall furnish Merger Sub with such additional available information (including, but not limited to, updated lists of holders of the Company Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial stockholders.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Novartis, Merger Sub and their Affiliates, associates, agents and advisors shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will destroy all copies of such information then in their possession, provided, that Novartis, Merger Sub and their Affiliates, associates, agents and advisors may keep one copy of such information in the office of their general counsel solely for the purpose of preserving the record of the materials received and using the same to defend against any claims or actions threatened or instituted involving such information.  Novartis, Merger Sub and their Affiliates, associates, agents and advisors may retain all analyses, compilations, studies or other documents or records prepared by them, which contain or otherwise reflect or are generated from such information.

1.3           Directors.

(a)           Subject to compliance with applicable Law, from and after the Acceptance Date, Novartis shall be entitled to designate each member of the Company’s Board of Directors, and the Company shall promptly take all actions necessary to cause Novartis’ designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors and prior to the Acceptance Date removing any potential restrictions on the ability of any Novartis designees to serve on the Company’s Board of Directors; provided, that if Novartis and the Company shall have purchased in the Offer (including any subsequent offering period) the Requisite Tender Amount, then until the Effective Time, Novartis and Merger Sub shall allow the members of the Special Committee or their designees’ who shall be deemed the “Special Committee” for all purposes of this Agreement, to remain on the Company’s Board of Directors provided, that if both of the members of the Special Committee shall be unable or unwilling to remain on the Company’s Board of Directors and neither shall have designated a replacement, Novartis shall be permitted to replace such members with other independent directors who shall be deemed the “Special Committee” for all purposes of this Agreement; provided, however, that such independent directors designated by Novartis shall not have the authority to reduce the Merger Consideration.

(b)           The Company’s obligations to appoint Novartis’ designees to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3.  Novartis will supply to the Company any information with respect to itself and its nominees, officers, directors and Affiliates required by such Section and Rule.

ARTICLE II

THE MERGER

2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article II.  The Merger shall have the effects specified in the DGCL.

2.2           Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time that the Merger becomes effective in accordance with applicable Law being the “Effective Time”).

2.3           Certificate of Incorporation.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, subject to Section 7.9, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended in its entirety to read the same as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (the “Certificate of Incorporation”).

2.4           By-Laws.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, subject to Section 7.9, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended in its entirety to read the same as the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein, in the Certificate of Incorporation or in accordance with applicable Law.

2.5           Directors.  Subject to requirements of applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

2.6           Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE III

Effect of the Merger on Capital Stock; Exchange of Certificates

3.1           Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Novartis, Merger Sub or any holder of any shares of capital stock of the Company, Novartis or Merger Sub:

(a)           Merger Sub.  Each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation (which will be owned by Novartis) and constitute the only outstanding shares of capital stock of the Surviving Corporation and shall not be affected by the Merger.

(b)           Cancellation of Treasury Stock and Novartis-Owned Stock.  Each share of Company Common Stock that is owned by the Company directly as treasury stock or by Parent or any of its Subsidiaries (other than in a representative or fiduciary capacity) shall automatically be retired and shall cease to be outstanding, and no cash or other consideration shall be delivered in exchange therefor.  As used in this Agreement, “Subsidiary” when used with respect to any party hereto, means any entity of which such party (a) owns 50% or more of the outstanding securities or other ownership interests, or (b) through contract or otherwise possesses power to appoint at least 50% of the directors of such entity (or Persons performing similar functions).

(c)           Conversion of Company Common Stock.  Subject to Section 3.3, each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be retired in accordance with Section 3.1(b)), shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates (for each share of Company Common Stock represented thereby), the Merger Consideration.

(d)           Stock Options.   As of the Effective Time, each outstanding option to purchase shares of Company Common Stock under any employee stock option or compensation plan or arrangement of the Company (a “Company Option”), whether or not exercisable or vested, shall by virtue of the Merger and without any action on the part of any holder of any Company Option be cancelled and the holder thereof will receive as soon as reasonably practicable following the Effective Time a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option and (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment”).  As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment.  Prior to the Acceptance Date the Company shall take any and all actions necessary to effectuate this Section 3.1(d).

3.2           Exchange of Share Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Novartis shall designate a paying agent reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration or other payment to which holders of Company Options shall become entitled pursuant to Section 3.1.  Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Novartis shall deposit with the Paying Agent, for the benefit of the holders of Certificates and Company Options, cash equal to the product of (A) the number of shares of Company Common Stock outstanding (and not to be retired pursuant to Section 3.1(b)) as of immediately prior to the Effective Time (the “Company Outstanding Shares”) multiplied by (B) the Merger Consideration, plus an amount equal to (Y) the sum of the Option Cash Payments.  The deposit made by Novartis, pursuant to this Section 3.2(a) is hereinafter referred to as the “Exchange Fund.”  The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and holders of Company Options and (ii) applied promptly to making the payments provided for in Section 3.1.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  If the Paying Agent invests the Exchange Fund, the Paying Agent shall only invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Novartis shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Novartis may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company, subject to the receipt of appropriate documentation for such transfer).  Upon surrender to the Paying Agent of a Certificate (or evidence of loss in lieu thereof) for cancellation together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to this Article III, and the Certificate so surrendered shall forthwith be cancelled; provided that in no event will a holder of a Certificate be entitled to receive the Merger Consideration if Merger Consideration was already paid with respect to the shares of Company Common Stock underlying such Certificate in connection with an affidavit of loss.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Novartis and the Company that such tax has been paid or is not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c)           Transfers.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund relating to the Merger Consideration that remains unclaimed by the stockholders of the Company or holders of Company Options 180 (one hundred and eighty) days after the Effective Time shall be returned to Novartis or the Surviving Corporation.  Any stockholders of the Company or holders of Company Options who have not theretofore complied with this Article III shall thereafter look only to Novartis for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon.  Notwithstanding the foregoing, none of Novartis, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Company Common Stock or holder of Company Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Novartis, the posting by such Person of a bond reasonably satisfactory to Novartis as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due surrender of the Company Common Stock represented by such Certificate pursuant to this Agreement.

(f)            Withholding Rights.  Each of Novartis, Merger Sub, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any federal, state, local or foreign tax law.  If Novartis, Merger Sub, the Paying Agent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which Novartis, Paying Agent or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.3           Dissenters’ Rights.

(a)           Notwithstanding anything in any other Section of this Agreement to the contrary, Company Common Stock, outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2, of the Certificate or Certificates that formerly evidenced such Dissenting Shares.

(b)           The Company shall give Novartis prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served on or otherwise received by the Company pursuant to the DGCL, and Novartis shall have the right to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Novartis, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.4           Stockholders’ Meeting.

(a)           If required by applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law:

(i)            duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable following the Acceptance Date for the purpose of considering and taking action upon this Agreement;

(ii)           prepare and file with the SEC a preliminary proxy statement or information statement relating to this Agreement and any other required filings, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Novartis, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy or information statement (the

“Proxy Statement”) and any other required documents to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement and the transactions contemplated hereby by its stockholders; and

(iii)          subject to the proviso in the second sentence of Section 1.2(a), include, if required, in the Proxy Statement the recommendation of the Company’s Board of Directors and the Special Committee that the stockholders of the Company adopt this Agreement.

3.5           Merger Without Meeting of Stockholders.  Notwithstanding Section 3.4, but subject to Article VIII hereof, in the event that Novartis, Merger Sub or any other Subsidiary of Novartis shall acquire at least 90% of the outstanding Company Common Stock following the purchase of the Santo Shares and the completion of the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Company Common Stock by Merger Sub pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE IV

The Closing

4.1           Closing.  The closing of the Merger (the “Closing”) shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. Eastern time on the second Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Novartis may agree in writing (the “Closing Date”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties of the Company.  Except as set forth in the section of the disclosure schedules delivered to Novartis by the Company on or prior to the date of this Agreement (the “Company Disclosure Schedule”) that corresponds with the applicable subsection of Section 5.1, the Company hereby represents and warrants to Novartis and Merger Sub that:

(a)           Organization, Good Standing and Qualification.  Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing that would not be reasonably likely, either individually or in the aggregate, to have Company Material Adverse Effect.  The Company has heretofore made available to Novartis complete and correct copies of the Company’s and each of its Subsidiaries’ certificate of incorporation and by-laws (or comparable governing instruments).  The certificate of incorporation and by-laws or comparable governing instruments (“Organizational Documents”) of each of the Company and its Subsidiaries so made available are in full force and effect.

As used in this Agreement, the term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

As used in this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) any effect resulting from events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to the Company’s industry in general and not specifically relating to the Company or any of its Subsidiaries, other than any such effects that disproportionately impact the Company and its Subsidiaries (ii) any effect resulting from changes in legal or regulatory conditions that affect in general the business in which the Company and its Subsidiaries are engaged, other than any such effects that disproportionately impact the Company and its Subsidiaries or (iii) the impact of this Agreement, the announcement or performance of this Agreement and the transactions contemplated hereby (including the impact of this Agreement on relationships with customers, suppliers, distributors or employees).

(b)           Capital Structure.  The authorized capital stock of the Company consists 105,000,000 (one hundred and five million) shares, consisting of (i) 100,000,000 (one hundred million) shares of Company Common Stock, of which 88,832,664 shares are outstanding as of the date hereof, and (ii) 5,000,000 (five million) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), none of which are outstanding as of the date hereof.  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (including any restriction on the right to vote, sell or otherwise dispose of such capital stock of other ownership interests).  Other than with respect to the Subsidiaries listed on Section 5.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any securities or other beneficial ownership interests in any other entity (including through joint ventures or partnership arrangements), or have any investment in any other Person.  Other than options to purchase up to 4,737,980 shares of Company Common Shares at an average price of $12.69 per share pursuant to the Company’s 2001 Stock Option Plan and the Company’s 2003 Stock Incentive Plan, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries are bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Neither the Company nor any of its Subsidiaries is a party to or aware of any voting or other shareholders agreement with respect to its securities or the securities of any of its Subsidiaries.  Other than as set forth in Section 5.1(b) of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or to file any registration statement with respect to any shares of capital stock of the Company or any of its Subsidiaries.  Following the consummation of the Merger, there will not be outstanding any rights, warrants, options or other securities entitling the holder thereof to purchase, acquire or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (or any other securities exercisable for or convertible into such shares).  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any Subsidiary of the Company on any matter or any agreements with respect to the voting of any Company Common Stock.

(c)           Corporate Authority.

(i)            The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock entitled to vote thereon, to the extent required by applicable Law).  Assuming due authorization, execution and delivery by each of Novartis and Merger Sub, this Agreement is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms.

(ii)           Each of the Company’s Board of Directors and the Special Committee has unanimously approved this Agreement and the Merger and other transactions contemplated hereby and has approved the Santo Purchase, the Offer and has recommended that the stockholders of the Company tender their Public Shares into the Offer and adopt this Agreement.

(d)           No Conflicts.  Neither the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof or thereof will constitute or result in (A) a breach, conflict or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, or (B) a breach, conflict or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on any assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under contracts binding on the Company, except, in the case of clause (B) or (C) above, for such breaches, conflicts, violations, defaults, accelerations, creations or changes that would not be reasonably likely, either individually or in the aggregate, to have a Company Material Adverse Effect or prevent, impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(e)           The Company Reports; Financial Statements.

(i)            The Company and its Subsidiaries have filed with the SEC all registration statements, prospectuses, forms, reports, schedules, statements and other documents required to be filed by them since May 24, 2002 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company Reports”).  The Company Reports, including any financial statements or schedules included in the Company Reports, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The financial statements of the Company and its Subsidiaries included in the Company Reports (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended.

(ii)           With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company Reports filed since January 1, 2003, the financial statements and other financial information included in such reports fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in the Company Report.  Since August 29, 2002, the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and the Company has provided to Novartis copies of any written materials relating to the foregoing.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.  There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(f)            No Undisclosed Material Liabilities.  Except: (i) liabilities disclosed and provided for on the balance sheets included in the Company Reports, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since September 30, 2004; or (iii) liabilities or obligations that would not be reasonably likely, either individually or in the aggregate to have Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise.

(g)           Absence of Certain Changes.  Since December 31, 2004 (“Year End”), except as disclosed in the Company Reports filed on or after Year End and prior to the date of the Agreement or as set forth on Section 5.1(g) of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their business only in, and have not engaged in any material transaction, entered into any material agreement or made any material commitment other than according to, the Company’s ordinary and usual course of such business, and (i) there has not been any Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has taken any action referred to in Section 6.1 except as permitted hereby.

(h)           Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews, inquiries or proceedings pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not be reasonably likely, either individually or in the aggregate, to have a Company Material Adverse Effect or to prevent, impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.  Except as disclosed in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would be reasonably likely to have Company Material Adverse Effect or to prevent, impair or materially delay the consummation of the transactions contemplated hereby.

(i)            Anti-takeover Statutes.  The Company has taken all action necessary to exempt the purchase of the Santo Purchase, the Offer, the Merger, this Agreement and the transactions contemplated hereby or thereby from the provisions of Section 203 of the DGCL, if applicable, and such action is effective at the date of this Agreement.

(j)            Brokers and Finders.  Except for Merrill Lynch, neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Offer, the Merger, or the other transactions contemplated hereby or thereby.  Prior to the date hereof, the Company has provided Novartis with a true and complete copy of the engagement letter between the Company and Merrill Lynch whose fee will be paid by the Company.

(k)           Opinion of Financial Advisor.  The Company has received an opinion of Merrill Lynch, dated as of the date hereof, to the effect that, as of such date, the consideration to be received by the holders of Public Shares pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

5.2           Representations and Warranties of Novartis and Merger Sub.  Except as set forth in the section of the disclosure schedules delivered to the Company by Novartis on or prior to the date of this Agreement (the “Novartis Disclosure Schedule”) that corresponds with the applicable subsection of Section 5.2, Novartis and Merger Sub each represents and warrants to the Company that:

(a)           Organization, Good Standing and Qualification.  Each of Parent, Novartis and Merger Sub is a company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Each of Parent, Novartis and Merger Sub has all requisite corporate power to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement.

(b)           Corporate Authority.

(i)            Each of Parent, Novartis and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Parent, Novartis and Merger Sub, and no other corporate proceedings on the part of Parent, Novartis or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.  Assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent, Novartis and Merger Sub, enforceable against each of Parent, Novartis and Merger Sub in accordance with its terms.

(ii)           The Boards of Directors of Novartis and Merger Sub have approved and adopted this Agreement and the Merger and other transactions set forth herein.

(c)           No Conflicts. Neither the execution, delivery and performance of this Agreement by Parent, Novartis and Merger Sub and the consummation by Parent, Novartis and Merger Sub of the transactions contemplated hereby nor compliance by Parent, Novartis and Merger Sub with any of the provisions hereof will constitute or result in (A) a breach or violation of, or a default under the Organizational Documents of Parent, Novartis, Merger Sub or of any of Parent’s Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent, Novartis, Merger Sub or any of Parent’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any contracts binding upon Parent, Novartis, Merger Sub or any of Parent’s Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent, Novartis, Merger Sub or any of Parent’s Subsidiaries is subject, except, in the case of clause (B) above, for such breaches, violations, defaults accelerations, creations or changes that would not, individually or in the aggregate, be reasonably likely to prevent, impair or materially delay the ability of Parent, Novartis or Merger Sub to consummate the transactions contemplated hereby.

(d)           Required Funds.  Novartis has, and will provide to Merger Sub at the expiration of the Offer and at the Closing, funds on hand necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

(e)           Consents and Approvals.  Neither the execution and delivery of this Agreement by Novartis or Merger Sub nor the consummation of the transactions contemplated by this Agreement will result in a violation of Law by Novartis or Merger Sub.  The execution and delivery of this Agreement by Novartis or Merger Sub and the consummation of the transactions contemplated by this Agreement will not require any material action or consent or approval of, or review by, or registration or filing by Novartis or Merger Sub with any Governmental Entity except for antitrust filings under the HSR Act and the laws of the European Community, under the rules of the Exchange Act and under Delaware law.

(f)            Ownership of Common Stock.  None of Novartis or any of its Affiliates (i) beneficially owns a Significant Amount of the shares of Company Common Stock, directly or indirectly, (ii) has the right to acquire a Significant Amount of shares of Company Common Stock pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; (iii) has the right to vote a Significant Amount of such stock pursuant to any agreement, arrangement or understanding; or (iv) has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of a Significant Amount such stock with any other Person.  As used in this Agreement, “Significant Amount” means 5% or more of the outstanding shares of Company Common Stock.

ARTICLE VI

Conduct of Business Pending the Merger

6.1           Covenants of the Company.  The Company covenants and agrees as to itself and its Subsidiaries (as applicable) that, from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement:

(a)           the Company shall conduct its business only in the ordinary and usual course, consistent with past practice, and it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) preserve their current business organizations intact and maintain their existing relations and goodwill with material customers, suppliers, distributors, creditors, lessors, licensors, licensees, agents, employees, business associates and others having material business dealings with them to the end that the Company’s and its Subsidiaries’ goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time; (ii) maintain and keep their properties and assets in good repair and condition; and (iii) maintain in effect all governmental permits pursuant to which the Company or any of its Subsidiaries currently operates;

(b)           neither the Company nor any of its Subsidiaries shall (i) amend or modify its Organizational Documents in any way that would or would be reasonably expected to adversely affect the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, including the timing therefor; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly owned Subsidiary in the ordinary course of business); (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; or (v) make any other change in its capital structure;

(c)           except as provided for herein or as required under agreements already in existence, there shall not be any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or key employees or any material amendment of any of the Company’s employee compensation and employee benefit plans other than increases to employees that are not officers made in the ordinary course of business consistent with past practice;

(d)           neither the Company nor any Subsidiary shall (i) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material portion of its property or assets (including stock or other ownership interests of its Subsidiaries) or (ii) acquire a material amount of assets or capital stock of any other Person, other than in the ordinary course of business, consistent with past practice;

(e)           neither the Company nor any of its Subsidiaries shall make any change in accounting principles, practices or methods which is not required by U.S. GAAP;

(f)            neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, other than Company Common Stock issuable pursuant to options or restricted share units (whether or not vested) outstanding on the date hereof;

(g)           neither the Company nor any of its Subsidiaries shall extend, modify, terminate, amend or enter into any contract with any Affiliate of the Company, except pursuant to intercompany transactions in the ordinary course of business, consistent with past practice; or

(h)           neither the Company nor any of its Subsidiaries shall incur any indebtedness for borrowed money that cannot be repaid or retired within 30 days at no penalty; and

(i)            neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by this Section 6.1.

ARTICLE VII

Additional Agreements

7.1           Access.  The Company agrees that upon reasonable notice, and except as may otherwise be prohibited by applicable Law, it shall (and shall cause its Subsidiaries to) afford Novartis’ officers, directors, employees, counsel, accountants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, books, contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Novartis all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Novartis or Merger Sub in this Agreement.  The Company shall furnish promptly to Novartis a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of federal or state securities Laws.

7.2           No Solicitation.  From and after the date hereof, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or their Representatives to, directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its Subsidiaries or acquisition of any capital stock or any material portion of the assets of the Company or its Subsidiaries, or any combination of the foregoing (other than Novartis, Merger Sub or their respective directors, officers, employees, agents and representatives); provided, however, that at any time prior to the Acceptance Date the Company may furnish information, hold discussions and take related actions in respect of any such proposal received that was not solicited or knowingly encouraged by the Company if, but only if, after consultation with its outside counsel, the Special Committee determines that doing so is required in the proper exercise of its fiduciary duties.

7.3           Other Actions; Notification.

(a)           The Company and Novartis shall cooperate with each other and use (and the Company shall its Subsidiaries to use and Novartis shall cause its Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Offer and the Merger and the other transactions contemplated hereby as soon as practicable.

(b)           Each of the Company and Novartis shall as promptly as practicable, following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and file such other filings and notifications as are required under Law in foreign jurisdictions governing merger control and/or foreign investment control and provide any supplemental information requested in connection therewith pursuant to the HSR Act or any other such other Law.  Any such notification and report form, filings and supplemental information shall be in substantial compliance with the requirements of the HSR Act or any other such other Law.  Each of the Company and Novartis shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other such Law.

(c)           Subject to any confidentiality obligations, the Company and Novartis each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby,  furnishing the other with copies of filings with and notices or other communications received by Novartis or its Affiliates or the Company or any of its Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the Offer and the Merger and the other transactions contemplated hereby.

(d)           Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

7.4           Publicity.  The Company and Novartis each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Offer or the Merger and the other transactions contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded.

7.5           Expenses.  Whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Offer and the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Novartis shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including any SEC filing fees).

7.6           Anti-Takeover Statute.  If any Anti-Takeover Statute is or may become applicable to the Santo Purchase Offer, the Merger or the other transactions contemplated hereby, each of Novartis, the Company and Merger Sub and their respective Board of Directors (or with respect to Company, the Special Committee, if appropriate) shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.  “Anti-Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover Law, including Section 203 of the DGCL.

7.7           Novartis Vote.  Novartis shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Company Common Stock and any shares of capital stock of Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of such Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

7.8           Section 16 Matters.  Prior to the Acceptance Date, the Board of Directors of the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.9           Indemnification; Directors’ and Officers’ Insurance.

(a)           The indemnification and exculpation provisions of the certificate of incorporation and by-laws of the Company as in effect on the date hereof shall be included in the Certificate of

Incorporation and the By-Laws and shall not be amended, repealed or otherwise modified for a period of six years from the Acceptance Date in any manner that would adversely affect the rights thereunder of all present and former directors, officers or employees of the Company.

(b)           The Surviving Corporation shall maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (“D&O Insurance”) (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each person who was covered under such policies as of the date of this Agreement (each an “Indemnified Person”) by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Acceptance Date; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by the Company for such insurance (such 200% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  In addition, the Company may, after consultation with Novartis, and will at Novartis’ request, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium.  If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Novartis shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.9(b) shall terminate.

(c)           This Section shall survive the consummation of the Merger at the Effective Time, is intended to the benefit of the Company, the Surviving Corporation and each Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by each Indemnified Person.

7.10         Nasdaq Listing.  Novartis and Merger Sub shall use their reasonable best efforts, following the Acceptance Date and until the earlier of (i) the Effective Time and (ii) February 11, 2006, to keep the Company’s Common Stock quoted for trading on the NASDAQ National Market, as long as the Company is required to be registered under the Exchange Act and satisfies the NASDAQ National Market listing standards (other than standards entirely within the Company’s control).

ARTICLE VIII

Conditions

8.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a)           The completion of the Offer on the terms and subject to the conditions set forth herein and a majority of the Public Shares having been purchased in the Offer (the “Requisite Tender Amount”).  This condition set forth in this Section 8.1(a) shall be waivable only with the approval of the Special Committee.  Notwithstanding the foregoing, if the Offer can not be completed (on the terms and subject to the conditions set forth herein) as a result of the failure to satisfy a requirement of Law in connection therewith, but the Merger is capable of consummation in compliance with the requirements of Law, then the parties shall, subject to Section 8.1(b), proceed with the consummation of the Merger, subject in such circumstances to the additional condition that the Merger be approved at the Special Meeting by a majority of the Public Shares; provided that if the Merger is not approved by a majority of the Public Shares at such Special Meeting, this Agreement shall automatically terminate and the date of such Special Meeting shall be deemed to be the Acceptance Date for purposes of the last sentence of Section 1.1(b).

(b)           No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Merger or has the effect of making the purchase of Company Common Stock illegal.

ARTICLE IX

Termination

9.1           Termination by Mutual Consent.  This Agreement may be terminated and the Offer and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Novartis.

9.2           Termination Upon Termination of the Santo Agreement.  This Agreement shall automatically terminate and the Offer, if outstanding, shall be abandoned, upon the termination of the Santo Agreement if at the time of such termination, no Santo Shares shall have been purchased by Novartis or its Affiliates.

9.3           Termination Upon Completion of Offer Without Requisite Tender Amount.  This Agreement shall terminate if, following the completion of the Offer and the acceptance for payment or payment for any Public Shares tendered pursuant to the Offer, Novartis or its Affiliates shall not have purchased the Requisite Tender Amount.  For the avoidance of doubt, such termination shall be without prejudice to the Company’s obligations set forth in Section 1.3.

9.4           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Offer and the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto or its Subsidiaries or Affiliates (or of any of their respective directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability resulting from any breach of this Agreement.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1         Survival.  This Article X and the agreements of the Company, Novartis and Merger Sub contained in Sections 7.5 (Expenses) and 7.9 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article X, the agreements of the Company, Novartis and Merger Sub contained in Sections 7.5 (Expenses), Section 7.11 (Nasdaq Listing) and 9.4 (Effect of Termination and Abandonment) and, if such termination occurs on or after the Acceptance Date, Section 1.3 (Directors) shall survive the termination of this Agreement.  Subject to Section 9.4, all other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2         Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, provided, that any modifications or amendments of provisions that are for the benefit of the Company may only be effected with the approval of the Special Committee.

10.3         Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, provided, that any conditions that are for the benefit of the Company may only be waived with the approval of the Special Committee.

10.4         Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5         Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the principles of conflicts of Law thereof.  The parties hereto (for the avoidance of doubt, other than Parent) hereby agree and consent to be subject to the exclusive jurisdiction of the federal and state courts in the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.  Each party hereto (for the avoidance of doubt, other than Parent) hereby irrevocably waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

10.6         Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile (upon receipt of electronic confirmation of successful transmission):

if to Novartis or Merger Sub,

Novartis Corporation

608 Fifth Avenue

New York, New York 10020

Attention:	Executive Vice President and Regional General Counsel
Telephone:	(212) 307-1122
Facsimile:	(212) 830-2416

with a copy to (which shall not constitute notice)

Novartis AG

WSJ-200.195

4002 Basel

Switzerland

Attention:  Head of Legal and General Affairs

Telephone: 011-41-61-324-11-11

Facsimile: 011 41 61 324 3731

and to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Andrew R. Brownstein Trevor S. Norwitz
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000

if to the Company,

Eon Labs, Inc.
1999 Marcus Avenue
Lake Success, NY 11042

Attention:	Bernhard Hampl, Ph.D.
Telephone:	(516) 478-9700
Facsimile:	(516) 478-9810

with a copy to (which shall not constitute notice)

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York  10019

Attention:	Steven A. Seidman

David K. Boston
Telephone:	(212) 728-8763
Facsimile:	(212) 728-9763

and to the members of the Special Committee

Douglas M. Karp
c/o Tailwind Capital Partners LLC
390 Park Avenue
New York, New York  10022

Telephone:	(212) 271-3886
Facsimile:	(212) 271-3646

and

Mark Patterson
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue
New York, New York  10022

Telephone:	(212) 651-9555
Facsimile:	(212) 651-9556

with a copy to (which shall not constitute notice)

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York  10017

Attention:	Robert E. Spatt Patrick J. Naughton
Telephone:	(212) 455-2000
Facsimile:	(212) 455-2502

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7         Entire Agreement; No Other Representations.  This Agreement (including any annexes, schedules and exhibits hereto), the Company Disclosure Schedule, the Novartis Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement by and among the parties hereto and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

10.8         No Third-Party Beneficiaries.  Other than with respect to the matters set forth in Section 7.9 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.9         Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  Upon any determination that any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.10       Interpretation.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”   The parties hereto each acknowledge that each party has participated in the drafting of and been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived.

10.11       Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Novartis may designate, by written notice to the Company, another Subsidiary of Novartis to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

10.12       Parent Guarantee.  Whenever in this Agreement performance of or compliance with a covenant or obligation is expressed to be required by Novartis or Merger Sub, Parent shall cause Novartis or Merger Sub to perform or comply with such covenant or obligation, such that any failure of Novartis or Merger Sub to perform or comply with any such covenant or obligation shall be deemed to be a breach of such covenant or obligation by Parent.

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

EON LABS, INC.

By:		/s/ Bernhard Hampl, Ph.D.
Name: Bernhard Hampl, Ph.D.
Title: President and Chief Executive Officer

NOVARTIS CORPORATION

By:	/s/ Terry Barnett
	Name:	Terry Barnett
	Title:	President and Chief Executive Officer

ZODNAS ACQUISITION CORP.

By:	/s/ Wayne P. Merkelson
	Name:	Wayne P. Merkelson
	Title:	Vice President and Assistant Secretary

NOVARTIS AG, for purposes of Section 10.12 only

By:	/s/ Urs Baerlocher
	Name:	Urs Baerlocher
	Title:	General Counsel

By:	/s/ Jörg Walther
	Name:	Jörg Walther
	Title:	Authorized Signatory